Exhibit 10.8

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made effective as of June 1, 2003 (the “Effective Date”) by and between Euronet Worldwide, Inc., a Delaware corporation (“Employer”), and Mr. Miro Bergman, a U.S. citizen residing in Budapest, Hungary (“Employee”).

RECITALS

WHEREAS, Employee is currently employed by Employer and both Employer and Employee desire for Employee to continue such employment on certain terms and conditions.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the adequacy of which is hereby acknowledged, Employer and Employee, each intending to be legally bound, agree as follows:

1. Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue indefinitely until the date on which Employee’s employment by Employer terminates pursuant to Section 8 or 9 of this Agreement. This Agreement shall, as of the Effective Date, supercede and replace in its entirely the Employment Agreement then in effect between Employer and Employee.

2. Service. Employee shall serve as Executive Vice President, Managing Director EMEA, and in such other positions and shall perform services in such other departments of Employer as requested by Employer’s Board of Directors (the “Board”), Chief Executive Officer or Chief Operating Officer. Employee shall perform such services as normally are associated with such positions.

3. Compensation and Benefits.

(a) Base Salary. During the Term, as compensation for services rendered by Employee under this Agreement, Employer shall pay Employee an annual base salary of $210,000, in installments in accordance with Employer’s general payroll practices (“Base Salary”).

(b) Other Compensation.

(i)	During the Term, Employee shall receive a housing allowance of $18,000 annually while residing outside of the United States, paid in accordance with Employer’s general payroll practices (“Housing Allowance”)

(ii)

During the Term, Employee shall be entitled to such comparable fringe benefits and perquisites as may be provided to Employer’s executive level employees pursuant to policies established from time to time by Employer. Employee shall be eligible for bonuses under

Employer’s executive bonus plan, subject to meeting performance or other targets set by Employer with respect to such bonuses.

(iii)	Employee and Employee’s immediate family shall be provided by Employer with medical, dental and life insurance through and in accordance with the terms of Employer’s group health insurance plan, subject to payment by Employee of a portion of the premiums in accordance with policies established by Employer from time to time.

(iv)	Employee shall be entitled to a tax equalization payment compensating Employee for any excess of Hungarian or other foreign taxes over the amount of U.S. federal and state tax Employee would have paid if he had remained an employee in the United States, calculated in accordance with the policy of the Company attached as Exhibit A.

4. Other Benefits. During the term, Employee shall be entitled to annual vacation of 20 days, provided however that Employee may not use more than ten consecutive vacation days at one time and that Employee may accrue no more than five days of unused vacation from year to year.

5. Repatriation Benefits. In consideration of the Employee agreeing to serve in an overseas post for a period of at least two years following the Effective Date, the Employer agrees that, if at any time after the expiration of such two year period, the Employee, requests in writing to return to the United States (a “Repatriation”), the Employer will either (i) provide the Employee with a position in the United States within a reasonable period of time, not to exceed 90 days, with a base salary that is at least equal to the Employee’s compensation prior to such Repatriation, or (ii) with the agreement of the Employee (with Employee shall not unreasonably withhold), consent to an amendment of this Agreement under which (A) the term of this Agreement within the meaning of Section 1 of this Agreement is amended to be a fixed term of one year following such Repatriation, (B) the then current Base Salary payable to the Employee is reduced by 50%, (C) the Employee’s employment hereunder is made part-time employment and the Employee is entitled during the remaining term of this Agreement as so amended to obtain full time employment elsewhere, other than with a competitor of the Employer, and (D) any severance payable under Section 8(b)(i) hereof upon termination of such Agreement as amended shall not exceed 12 months Base Salary, as such Base Salary is reduced by such amendment. For the avoidance of doubt, it is understood that Employee shall remain an employee of Employer during the entire term of any amended Agreement as provided in subsection (ii) above, and all benefits, including without limitation vesting of options, shall continue during the term of any employment under such subsection, but only for the term as amended pursuant to this Section. The benefit described in this Section shall be referred to as the “Repatriation Benefit.” Employee shall be entitled to reimbursement of reasonable moving expenses from his country of residence back to the United States as part of the Repatriation Benefits.

6. Business Expense Reimbursement. Employer shall reimburse Employee for all reasonable and proper business expenses incurred by Employee in the performance of Employee’s duties hereunder during the Term, in accordance with Employer’s customary practices for executive level employees, and provided such business expenses are reasonably documented.

7. Restrictions on Employee’s Conduct.

(a) Exclusive Services. During the Term, Employee shall at all times devote Employee’s full-time attention, energies, efforts and skills to the business of Employer (which term shall hereinafter include each of Employer’s subsidiaries) and shall not, directly or indirectly, engage in any other business activity, whether or not for profit, gain or other pecuniary advantages, without Employer’s written consent, provided that such prior consent shall not be required with respect to: (i) business interests that neither compete with Employer nor interfere with the performance of Employee’s duties and obligations under this Agreement; or (ii) Employee’s charitable, philanthropic or professional association activities which do not interfere with the performance of Employee’s duties and obligations under this Agreement.

(b) Confidential Information. During the Term and for the first 12 consecutive months after the termination of the Term, Employee shall not disclose or use, directly or indirectly, any Confidential Information. For the purposes of this Agreement, “Confidential Information” shall mean all information disclosed to Employee, or known by him as a consequence of or through Employee’s employment with Employer (under this Agreement or prior to this Agreement) where such information is not generally known in the trade or industry or was regarded or treated as confidential by Employer, and where such information refers or relates in any manner whatsoever to the business activities, processes, services or products of Employer. Confidential Information shall include business and development plans (whether contemplated, initiated or completed), information with respect to the development of technical and management services, business contacts, methods of operation, results of analysis, business forecasts, financial data, costs, revenues, and similar information. Upon termination of the Term, Employee shall immediately return to Employer all property of Employer and all Confidential Information, which is in tangible form, and all copies thereof.

(c) Business Opportunities and Conflicts of Interests.

(i)	During the Term, Employee shall promptly disclose to Employer each business opportunity of a type which, based upon its prospects and relationship to the existing businesses of Employer, Employer might reasonably consider pursuing. After termination of this Agreement, regardless of the circumstances thereof, Employer shall have the exclusive right to participate in or undertake any such opportunity on its own behalf without any involvement of Employee.

(ii)	During the Term, Employee shall refrain from engaging in any activity, practice or act which conflicts with, or has the potential to conflict with, the interests of Employer, and he shall avoid any acts or omissions which are disloyal to, or competitive with Employer.

(d) Non-Solicitation. During the period of time with respect to which the Employee is to receive severance payments under this Agreement (the “Severance Period”), Employee shall not, except in the course of Employee’s duties under this Agreement, directly or indirectly, induce or attempt to induce or otherwise counsel, advise, ask or encourage any person to leave the employ of Employer, or solicit or offer employment to any person who was employed by Employer at any time during the twelve-month period preceding the solicitation or offer.

(e) Covenant Not to Compete.

(i)	During the Term, Employee shall not, without Employer’s prior written consent, directly or indirectly, either as an officer, director, employee, agent, advisor, consultant, principal, stockholder, partner, owner or in any other capacity, on Employee’s own behalf or otherwise, in any way engage in, represent, be connected with or have a financial interest in, any business which is, or to Employee’s knowledge, is about to become, engaged in any business with which Employer is currently or has previously done business or any subsequent line of business developed by Employer or any business planned during the Term to be established by Employer. Notwithstanding the foregoing, Employee shall be permitted to own passive investments in publicly held companies provided that such investments do not exceed five percent (5%) of any such company’s outstanding equity.

(ii)	If Employer or Employee terminates this Agreement, Employee shall not, during the Severance Period, engage in competition with Employer, or solicit, from any person or entity who purchased any product or service from Employer during Employee’s employment hereunder, the purchase of any product or service in competition with then existing products or services of Employer.

(iii)	For purposes of this Agreement, Employee shall be deemed to engage in competition with Employer if he shall directly or indirectly, either individually or as a stockholder, director, officer, partner, consultant, owner, employee, agent, or in any other capacity, consult with or otherwise assist any person or entity engaged in providing ATM or electronic financial transactions services or ATM software to banks. The provisions of this Section 7(e) shall apply in any location in which Employer has established, or is in the process of establishing, a subsidiary.

(f) Employee Acknowledgment. Employee hereby agrees and acknowledges that the restrictions imposed upon him by the provisions of this Section 7 are fair and reasonable considering the nature of Employer’s business, and are reasonably required for Employer’s protection.

(g) Invalidity. If a court of competent jurisdiction or an arbitrator shall declare any provision or restriction contained in this Section 7 as unenforceable or void, the provisions of this Section 7 shall remain in full force and effect to the extent not so declared to be unenforceable or void, and the court may modify the invalid provision to make it enforceable to the maximum extent permitted by law.

(h) Specific Performance. Employee agrees that if he breaches any of the provisions of this Section 7, the remedies available at law to Employer would be inadequate and in lieu thereof, or in addition thereto, Employer shall be entitled to appropriate equitable remedies, including specific performance and injunctive relief. Employee agrees not to enter into any agreement, either written or oral, which may conflict with this Agreement, and Employee authorizes Employer to make known the terms of this Section 7 to any person, including future employers of Employee.

8. Termination.

(a) Termination by Employer for Cause. Subject to the last sentence of this Section 8(a), at any time during the Term of this Agreement, Employer may terminate Employee’s employment for Cause, as defined below, upon at least fourteen (14) days written notice setting forth a description of the conduct constituting Cause. If Employee’s employment is terminated for Cause, he shall be entitled to:

(i)	payment of any unpaid portion of Employee’s Base Salary through the effective date of such termination;

(ii)	reimbursement for any outstanding reasonable business expense he has incurred in performing Employee’s duties hereunder

(iii)	the right to elect continuation coverage of insurance benefits to the extent required by law; and

(iv)	payment of any accrued but unpaid benefits up to and including the effective date of the termination (including without limitation, any tax equalization payments, bonus due up to the date on which the Severance Period commences), and any other rights, as required by the terms of any employee benefit plan or program of Employer;

For purposes of this Agreement, “Cause” shall mean: (1) conviction of Employee of, or the entry of a plea of guilty or nolo contendere by Employee to, any felony, or any misdemeanor involving moral turpitude; (2) fraud, misappropriation or embezzlement by Employee; (3) Employee’s wilful failure, gross negligence or gross misconduct in the performance of Employee’s assigned duties for Employer; (4) wilful failure by Employee to follow reasonable instructions of any officer to whom Employee reports or the Euronet board; (5) Employee’s gross negligence or gross misconduct in the performance of Employee’s assigned duties for Employer. Notwithstanding the provisions of this Section 8(a) defining “Cause,” in the event of a Change of Control, as defined hereafter, a Termination for Cause shall mean only a termination for an act of dishonesty by Employee constituting a felony which was intended to or resulted in gain or personal enrichment of Employee at Employer’s expense.

(b) Termination by Employer Without Cause or Constructive Termination Without Cause on Change of Control. At any time before a Change of Control, Employer may terminate Employee’s employment without Cause, by giving written notice of termination . If Employee’s employment is terminated without Cause, or if there is a constructive termination without Cause, as defined below, Employee shall be entitled to receive from Employer the following:

(i)	severance benefits including:

(A)	payment of the then current Base Salary for a Severance Period of 24 months, in accordance with Employer’s regular salary payment practices, and

(B)	continuation of the vesting of any outstanding stock options and continuation of the Employee’s rights to exercise any outstanding stock options, through the full 24 month Severance Period. Employee shall be considered to be an Employee of the Employer during the entire Severance Period, and shall abide by the Covenant Not to Compete of Section 7(e) of this Agreement.

(ii)	reimbursement for any outstanding reasonable business expense Employee has incurred in performing his duties hereunder during the Term;

(iii)	payment of any accrued but unpaid benefits up to and including the effective date of the termination of employment (including without limitation, any tax equalization payments, bonus due up to the date on which the Severance Period commences), and any other rights, as required by the terms of any employee benefit plan or program of Employer;

(iv)	the right to elect continuation coverage of insurance benefits to the extent required by law; and

(v)	payment of COBRA premiums for medical benefits for a period of six (6) months following termination of the Severance Period, if Employee timely elects to continue those benefits under COBRA.

For purposes of this Agreement, termination “without Cause” shall mean involuntary termination of employment, at the direction of Employer, in the absence of “Cause” as defined above. For purposes of this Agreement, “constructive termination without Cause” shall mean a termination of Employee at Employee’s own initiative following the occurrence, without Employee’s prior written consent, of one or more of the following events not on account of Cause (“Constructive Termination Events”):

(1) a significant diminution in the nature or scope of Employee’s authority, title, responsibilities or duties, unless Employee is given new authority or duties that are substantially comparable to Employee’s previous authority or duties;

(2) a reduction in Employee’s then-current Base Salary, or a significant reduction in Employee’s opportunities for earnings under Employee’s incentive compensation plans (not attributable to economic conditions or business performance at the time), or the termination or significant reduction of any Employee benefit or perquisite enjoyed by him (except as part of a general reduction that applies to substantially all similarly situated Employees or participants);

(3) a change in Employee’s place of employment such that Employee is required to work more than 50 miles from Employee’s then current place of employment; or

(4) the failure of Employer to obtain an assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the assets of Employer within 45 days after a merger, consolidation, sale or similar transaction.

If Employee believes there exists a basis for a constructive termination without Cause, Employee shall provide Employer with thirty days’ written notice describing such basis, and Employer shall be entitled to cure the cause of the constructive termination within such 30-day period. If the cause of the constructive termination is cured, then no constructive termination without Cause shall be found to have taken place.

(c) Voluntary Termination by Employee. Subject to the provisions of Section 9, Employee may terminate this Agreement at any time by giving 60 days’ written notice to Employer. If Employee voluntarily terminates his employment for reasons other than Employee’s death, disability, or constructive termination without Cause, he shall be entitled to:

(i)	payment of any unpaid portion of Employee’s then current Base Salary through the effective date of such termination;

(ii)	reimbursement of any outstanding reasonable business expense Employee has incurred in performing Employee’s duties hereunder.

(iii)	the right to elect continuation coverage of insurance benefits to the extent required by law; and

(iv)	payment of any accrued but unpaid benefits, and any other rights, as required by the terms of any employee benefit plan or program of Employer.

(d) Termination Due to Death. Employee’s employment and this Agreement shall terminate immediately upon Employee’s death. If Employee’s employment is terminated because of Employee’s death, Employee’s estate or Employee’s beneficiaries, as the case may be, shall be entitled to:

(i)	payment of any unpaid portion of Employee’s then current Base Salary through the effective date of such termination;

(ii)	reimbursement for any outstanding reasonable business expense Employee incurred in performing Employee’s duties hereunder;

(iii)	the right to elect continuation coverage of insurance benefits to the extent required by law;

(iv)	any pension survivor benefits that may become due pursuant to any employee benefit plan or program of Employer, and

(v)	payment of any accrued but unpaid benefits and any other rights, and vesting of any outstanding stock options as provided by the terms of any employee benefit plan or program of Employer.

(f) Termination Due to Disability. Employer may terminate Employee’s employment at any time if Employee becomes disabled, upon written notice by Employer to Employee. If Employee’s employment is terminated because of Employee’s disability, he shall be entitled to:

(i)	payment of a lump-sum disability benefit equal to 12 months’ then current Base Salary;

(ii)	continuation of the vesting of any outstanding stock options and continuation of Employee’s rights to exercise any outstanding stock options, through the effective date of such termination and for a period of 12 months following such termination.

(iii)	reimbursement for any outstanding reasonable business expense he has incurred in performing Employee’s duties hereunder;

(iv)	the right to elect continuation coverage of insurance benefits to the extent required by law; and

(v)	payment of any accrued but unpaid benefits and any other rights, and vesting of any outstanding stock options, as provided by the terms of any employee benefit plan or program of Employer.

“Disability,” as used in this paragraph, means a physical or mental illness, injury, or condition that (a) prevents, or is likely to prevent, as certified by a physician, Employee from performing one or more of the essential functions of Employee’s position, for at least 120 consecutive calendar days or for at least 150 calendar days, whether or not consecutive, in any 365 calendar day period, and (b) which cannot be accommodated with a reasonable accommodation, without undue hardship on Employer, as specified in the Americans with Disabilities Act.

(g) Payments Terminated. If the Board of Employer has determined in good faith that the Employee has failed to comply with the requirements of the Confidentiality, Non-Solicitation and Non-Competition provisions referenced in Section 7 hereof at any time following any termination, other than a termination without Cause under Section 8 or 9, or a termination following or in anticipation of a Change of Control, then Employer shall have no further obligation to pay any amounts or provide any benefits under this Agreement.

(h) Cash in Lieu of Benefits. If any benefit plan pursuant to which Employee is entitled to receive benefits pursuant to Section 8 shall by its terms does not permit participation by Employee following a Termination, then Employer shall pay to Employee at the time such benefits would have been paid the value thereof in cash.

9. Continuation of Employment Upon Change of Control.

(a) Continuation of Employment. Subject to the terms and conditions of this Section 9, in the event of a Change of Control of Employer (as defined in Section 9(d)) at any time during Employee’s employment hereunder, Employee will remain in the employ of Employer for a period of an additional three years from the date of such Change of Control (the “Change Control Date”). Employer shall, for the three year period (the “Three-Year Period”) immediately following the Control Change Date, continue to employ Employee at not less than the capacity Employee held immediately prior to the Change of Control. During the Three-Year Period, Employer shall continue to pay Employee salary on the same basis, at the same intervals and at a rate not less than, that paid to Employee at the Control Change Date. Any termination of employment by the Employer following a Control Change Date shall be governed by this Section 9 rather than the provisions of Section 8(a) or 8(b).

(b) Benefits. During the Three Year Period, Employee shall be entitled to participate, on the basis of his Employee position, in each of the following plans (together, the “Specified Benefits”) in existence, and in accordance with the terms thereof, at the Control Change Date:

(i)	any incentive compensation plans;

(ii)	any benefit plan and trust fund associated therewith, related to (A) life, health, dental, disability, or accidental death and dismemberment insurance, (B) employee stock ownership (such as under the Employer’s ESPP and other stock option plans); and

(iii)	any other benefit plans hereafter made generally available to Employees at Employee’s level or to the employees of Employer generally.

In addition, all outstanding options held by Employee under any stock option plan of Employer or its affiliates shall become immediately vested on the Control Change Date.

(c) Payment. Employee shall receive payment of any amounts to which he is entitled within five business days of the Control Change Date.

(d) Definition of Change of Control. For purposes of this Section, a “Change of Control” shall be considered to have occurred if (i) the stockholders of Employer have approved a merger, consolidation or dissolution of Employer or a sale, lease, exchange or disposition of all or substantially all of Employer’s assets; (ii) less than 75% of the members of the Board shall be individuals who were members of the Board on the Effective Date or whose election or nomination was approved by a vote of at least 75% of the members of the Board then still in office who were either members of the Board on the Effective Date or whose election or nomination was so approved; or (iii) any “person” (as such term is used in Sections 13(d) and 14(d) of the U.S. Securities Exchange Act of 1934 (the “Exchange Act”) shall have become “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly of securities of Employer representing 40% or more (calculated in accordance with Rule 13d-3) of the aggregate voting power of Employer’s then outstanding voting securities.

(e) Notwithstanding any other provision of this Section 9, at any time after the Control Change Date, Employer may terminate the employment of Employee without Cause (the “Termination”), but within five days of the Termination, it shall pay to Employee his full Base Salary through the Termination, to the extent not theretofore paid, plus a lump sum amount (the “Special Severance Payment”) equal to the product (discounted to the then present value on the basis of a rate of 7.5% per annum) of his annual Base Salary specified in Paragraph 9 hereof multiplied by the number of years and any portion thereof remaining in the Three-Year Period (or if the remaining term in the Three-Year Period after the Termination is less than two years, for two years — the “Extended Period”). Specified Benefits to which Employee was entitled immediately prior to Termination shall continue until the end of the Three Year Period (or the Extended Period, if applicable); provided that: (i) if any plan pursuant to which Specified Benefits are provided immediately prior to Termination would not permit continued participation by Employee after Termination, then Employer shall pay to Employee within five days after Termination a lump sum payment equal to the amount of Specified Benefits Employee would have received if Employee had been fully vested an a continuing participant in such plan to the end of the Three-Year Period or the Extended Period, if applicable; and (ii) if Employee obtains new employment following Termination, then following any waiting period applicable to participation in any plan of the new employer, Employer shall continue to be entitled to receive benefits pursuant to this sentence only to the extent such benefits would exceed those available to Employee under comparable plans of the Employee’s new employer (but Employee shall not be required to repay any amounts then already received by him).

(f) Resignation following a Change of Control. In the event of a Change of Control of Employer, thereafter, for “good reason” (as defined below), Employee may, at any time during the Three Year Period, in his sole discretion, on not less than thirty (30) days’ written notice and effective at the end of such notice period, resign his employment with Employer (the “Resignation”). Within five days of such a Resignation, Employer shall pay to Employee his full Base Salary through the effective date of such Resignation, to the extent not theretofore paid, plus a lump sum amount equal to the Special Severance Payment (computed as provided in the first sentence of Section 9(e), except that for purposes of such computation all references to “Termination” shall be deemed to be references to “Resignation”). Upon Resignation of Employee, Specified Benefits to which Employee was entitled immediately prior to Resignation shall continue on the same terms and conditions as provided in Section 9(e) in the case of Termination (including equivalent payments provided for therein). For purposes of this Agreement, “good reason” shall mean the occurrence of a Constructive Termination Event.

(g) Mitigation and Expenses.

(i)	Other Employment. After the Control Change Date, Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and except as expressly set forth herein no such other employment, if obtained, or compensation or benefits payable in connection therewith shall reduce any amounts or benefits to which Employee is entitled hereunder.

(ii)	Expenses. If any dispute should arise under this Agreement after the Control Change Date involving an effort by Employee to protect, enforce or secure rights or benefits claimed by Employee hereunder, Employer shall pay (promptly upon demand by Employee accompanied by reasonable evidence of incurrence) all reasonable expenses (including attorney’s fees) incurred by Employee in connection with such dispute, without regard to whether Employee prevails in such dispute except that Employee shall repay Employer any amounts so received if a court having jurisdiction shall make a final, non-appealable determination that Employee acted frivolously or in bad faith by such dispute.

(h) Successors in Interest. The rights and obligations of Employer and Employee under this Section 9 shall inure to the benefit of and be binding in each and every respect upon the direct and indirect successors and assigns of Employer and Employee, regardless of the manner in which such successors or assigns shall succeed to the interest of Employer or Employee hereunder and this Section 9 shall not be terminated by the voluntary or involuntary dissolution of Employer or any merger or consolidation or acquisition involving Employer, or upon any transfer of all or substantially all of Employer’s assets, or terminated otherwise than in accordance with its terms. In the event of any such merger or consolidation or transfer of assets, the provision of this Section 9 shall be binding upon and shall inure to the benefit of the surviving corporation or the corporation or other person to which such assets shall be transferred.

10. Deductions and Withholding. Employee agrees that Employer may withhold from any and all payments required to be made by Employer to Employee under this Agreement all taxes or other amounts that Employer is required by law to withhold in accordance with applicable laws or regulations from time to time in effect.

11. Arbitration. Whenever a dispute arises between the Parties concerning this Agreement or any of the obligations hereunder, or Employee’s employment generally, Employer and Employee shall use their best efforts to resolve the dispute by mutual agreement. If any dispute cannot be resolved by Employer and Employee, it shall be submitted to arbitration to the exclusion of all other avenues of relief and adjudicated pursuant to the American Arbitration Association’s Rules for Employment Dispute Resolution then in effect. The decision of the arbitrator must be in writing and shall be final and binding on the Parties, and judgment may be entered on the arbitrator’s award in any court having jurisdiction thereof. The expenses of the arbitration shall be borne by the losing Party to the arbitration and the prevailing Party shall be entitled to recover from the losing Party all of its or Employee’s own costs and attorney’s fees with respect to the arbitration. Nothing in this Section 10 shall be construed to derogate Employer’s rights to seek legal and equitable relief in a court of competent jurisdiction as contemplated by section 7(h).

12. Non-Waiver. It is understood and agreed that one Party’s failure at any time to require the performance by the other Party of any of the terms, provisions, covenants or conditions hereof shall in no way affect the first Party’s right thereafter to enforce the same, nor shall the waiver by either Party of the breach of any term, provision, covenant or condition hereof be taken or held to be a waiver of any succeeding breach.

13. Severability. If any provision of this Agreement conflicts with the law under which this Agreement is to be construed, or if any such provision is held invalid or unenforceable by a court of competent jurisdiction or any arbitrator, such provision shall be deleted from this Agreement and the Agreement shall be construed to give full effect to the remaining provisions thereof.

14. Survivability. Unless otherwise provided herein, upon termination or expiration of the Term, the provisions of Sections 7 through 19 above shall nevertheless remain in full force and effect but shall under no circumstances extend the Term of this Agreement (or the Executive’s right to accrue additional benefits beyond the expiration of the Term as determined in accordance with Section 1 but without regard to this Section).

15. Governing Law. This Agreement shall be interpreted, construed and governed according to the laws of the State of Delaware without regard to the conflict of law provisions thereof.

16. Construction. The Section headings and captions contained in this Agreement are for convenience only and shall not be construed to define, limit or affect the scope or meaning of the provisions hereof. All references herein to Sections shall be deemed to refer to numbered sections of this Agreement.

17. Entire Agreement. This Agreement contains and represents the entire agreement of Employer and Employee and supersedes all prior agreements, representations or understandings,

oral or written, express or implied with respect to the subject matter hereof. This Agreement may not be modified or amended in any way unless in a writing signed by each of Employer and Employee. No representation, promise or inducement has been made by either Employer or Employee that is not embodied in this Agreement, and neither Employer nor Employee shall be bound by or liable for any alleged representation, promise or inducement not specifically set forth herein.

18. Assignability. Neither this Agreement nor any rights or obligations of Employer or Employee hereunder may be assigned by Employer or Employee without the other Party’s prior written consent. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of Employer and Employee and their heirs, successors and assigns.

19. Notices. All notices required or permitted hereunder shall be in writing and shall be deemed properly given if delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, or sent by telegram, telex, telecopy or similar form of telecommunication, and shall be deemed to have been given when received. Any such notice or communication shall be addressed:

if to Employer, to	Euronet Worldwide, Inc.
Attention: General Counsel
4601 College Boulevard, Ste. 300
Leawood, Kansas 66211

if to Employee, to	Miro Bergman
11757 W. Ken Caryl Ave # F102
Littleton, CO 80127

or to such other address as Employer or Employee shall have furnished to the other in writing.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement, to be effective as of the date first above written.

Euronet Worldwide, Inc.
a Delaware Corporation

/S/ MIRO BERGMAN	By:	/S/ JEFFREY B. NEWMAN
Miro Bergman		Jeffrey B. Newman
	Its:	Executive Vice President General Counsel

EXHIBIT A

Tax Equalization

Euronet recognizes that the tax burden may be higher in the country from which an Employee is recruited to work for Euronet than in the Employee’s original country of residence. As part of its compensation policy, Euronet will “equalize” the tax position of Employees who are considered “expatriate” Employees, such that the Employee will not bear more tax than he/she would bear if he/she were earning his/her salary in the original country of residence.

As an example, assume a U.S. expatriate Employee is working for Euronet in Hungary. The tax equalization policy will be applied as follows:

(i) “Theoretical” U.S. tax will be calculated based on the salary received by the Employee, assuming the Employee is a resident of the U.S. and his salary was earned from services performed there. Both federal and State tax will be calculated as will compulsory social security contributions. The State tax rate will be that applicable in the State of the Employee’s last residence in the United States. For purposes of determining exemptions and deductions, this calculation will take into account the Employee’s actual personal/marital status and will assume he/she contributes the highest permissible amount to retirement through an IRA or 401(k) plan, whichever was available at the Employee’s last place of employment. No deductions for items such as mortgage interest, business expenses, etc. will be allowed.

(ii) The theoretical U.S. tax will be compared with the actual combined Hungarian and U.S. tax (including social security) paid by the Employee. Euronet will reimburse the Employee for the excess of such actual tax over the theoretical tax, and for the tax due on such reimbursement.

With respect to social security charges, where applicable, Euronet will be entitled to require that the Employee opt out of coverage to reduce the overall social security tax charge. If it so requires, Euronet will provide private health coverage to the Employee. Euronet will not be required to provide any pension or retirement coverage.